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                                                                    Exhibit 99.4


                               PHOENIX COLOR CORP.

                                OFFER TO EXCHANGE

                    10 ?% SENIOR SUBORDINATED NOTES DUE 2009,

    WHICH HAVE BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED,

                           FOR ANY AND ALL OUTSTANDING

                    10 ?% SENIOR SUBORDINATED NOTES DUE 2009

                                  May __, 1999

TO: BROKERS, DEALERS, COMMERCIAL BANKS,
    TRUST COMPANIES AND OTHER NOMINEES:

         Upon and subject to the terms and conditions set forth in the Prospectus, dated May __, 1999 (the "Prospectus"), and the enclosed letter of transmittal (the "Letter of Transmittal"), an offer is being made by Phoenix Color Corp. (the "Company") to exchange (the "Exchange Offer") the Company's registered 10 ?% Senior Subordinated Notes due 2009 (the " Exchange Notes") for any and all outstanding 10 ?% Senior Subordinated Notes due 2009 (the "Old Notes") (CUSIP No. _____________for Old Notes issued pursuant to Rule 144A under the Securities Act of 1933, as amended (the "Securities Act") and CUSIP No._____________ for Old Notes issued pursuant to Regulation S under the Securities Act) is being made pursuant to such Prospectus. The Exchange Offer is being made in order to satisfy certain obligations of the Company and its subsidiaries (each a "Guarantor" and collectively, the "Guarantors") contained in the registration Rights Agreement, dated as of February 2, 1999 between the Company, the Guarantors, and First Union Capital Markets Corp. (the "Initial Purchaser").

         We are requesting that you contact your clients for whom you hold Old Notes regarding the Exchange Offer. For your information and for forwarding to your clients for whom you hold Old Notes registered in your name or in the name of your nominee, or who hold Old Notes registered in their own names, we are enclosing the following documents:

         1.  Prospectus dated May __, 1999;

         2. The Letter of Transmittal for your use and for the information of your clients;

         3. A Notice of Guaranteed Delivery to be used to accept the Exchange Offer if certificates for Old Notes are not immediately available or time will not permit all required documents to reach the Exchange Agent prior to the Expiration Date (as defined below) or if the procedure for book-entry transfer cannot be completed on a timely basis; and


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         4. A form of instruction letter which may be sent to your clients for whose account you hold Old Notes registered in your name or the name of your nominee, with space provided for obtaining such clients' instructions with regard to the Exchange Offer.

         Your prompt action is requested. The Exchange Offer will expire at 5:00 p.m., New York City time, on _______________, ______ (the "Expiration Date") (30 calendar days following the commencement of the Exchange Offer), unless extended by the Company. Old Notes tendered pursuant to the Exchange Offer may be withdrawn at any time before the Expiration Date.

         To participate in the Exchange Offer, a duly executed and properly completed Letter of Transmittal, with any required signature guarantees and any other required documents, should be sent to the Exchange Agent and certificates representing the Old Notes should be delivered to the Exchange Agent, all in accordance with the instructions set forth in the Letter of Transmittal and the Prospectus.

         If holders of Old Notes wish to tender, but it is impracticable for them to forward their certificates for Old Notes prior to the expiration of the Exchange Offer or to comply with the book-entry transfer procedures on a timely basis, a tender may be effected by following the guaranteed delivery procedures described in the Notice of Guaranteed Delivery and in the Prospectus under "Exchange Offer -- Guaranteed Delivery Procedures."

         Additional copies of the enclosed material may be obtained from the Exchange Agent, Chase Manhattan Trust Company, National Association, Attn:
Joseph Progar, 1650 Market Street, One Liberty Place, Suite 5210 Philadelphia, PA 19103, telephone: (215) 988 - 1317



                                             PHOENIX COLOR CORP.


                                             By:
                                                --------------------------------

Enclosures